UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________________

FORM 8-K

Current Report
Dated April 28, 2015

of

AGCO CORPORATION

A Delaware Corporation
IRS Employer Identification No. 58-1960019
SEC File Number 1-12930

4205 River Green Parkway
Duluth, Georgia 30096
(770) 813-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.

On April 28, 2015, AGCO Corporation issued a press release reporting its financial results for the first quarter ended March 31, 2015. A copy of the press release is attached hereto as Exhibit 99.1.

In the press release, AGCO uses non-GAAP financial measures. For purposes of SEC Regulation G, a “non-GAAP financial measure” is a numerical measure of a registrant’s historical or future performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Non-GAAP financial measures should not be considered as alternatives to operating income, net income, earnings per share and cash flows from operating activities as computed under GAAP for the applicable period. AGCO has included, as part of the press release, a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

AGCO uses income from operations, net income and earnings per share amounts that have been adjusted to exclude restructuring and other infrequent expenses. Restructuring and other infrequent expenses occur regularly in AGCO’s business, but vary in size and frequency. AGCO believes that the adjusted amounts provide management and investors useful information because the expenses that are excluded relate to events that resulted in a significant impact during the quarter, but will recur only in varied amounts and with unpredictable frequency.

AGCO also provides net sales, reduction in inventories, net, and reduction in operating expense amounts that have been adjusted to exclude the impact of currency translation.  AGCO believes that the adjusted amounts provide useful information to management and investors to better analyze the causes of changes in between periods.

The information in this Form 8-K and the Exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing of AGCO under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of AGCO Corporation, issued April 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Andrew H. Beck
Andrew H. Beck Senior Vice President and Chief Financial Officer

Dated: April 28, 2015

Exhibit Index

Exhibit No.	Description

99.1	Press Release of AGCO Corporation, issued April 28, 2015